Item 8.                Financial Statements and Supplementary Data.

BROOKDALE SENIOR LIVING INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Brookdale Senior Living Inc.

We have audited the accompanying consolidated balance sheets of Brookdale Senior Living Inc. (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the accompanying index to the financial statements.  These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2013 (not provided herein) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois
19 February 2013, except for Notes 2, 18, 22 and 24, as to which the date is 11 December 2013

BROOKDALE SENIOR LIVING INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except stock amounts)

	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$69,240	$30,836
Cash and escrow deposits – restricted	43,096	45,903
Accounts receivable, net	100,401	98,697
Deferred tax asset	13,377	11,776
Prepaid expenses and other current assets, net	82,924	93,663
Total current assets	309,038	280,875
Property, plant and equipment and leasehold intangibles, net	3,879,977	3,694,064
Cash and escrow deposits – restricted	62,767	52,980
Marketable securities — restricted	—	31,721
Investment in unconsolidated ventures	31,386	32,798
Goodwill	109,553	109,553
Other intangible assets, net	159,942	154,136
Other assets, net	113,315	109,934
Total assets	$4,665,978	$4,466,061
Liabilities and Stockholders' Equity
Current liabilities
Current portion of long-term debt	$509,543	$47,654
Trade accounts payable	43,184	54,134
Accrued expenses	200,895	183,634
Refundable entrance fees and deferred revenue	370,755	335,856
Tenant security deposits	6,521	7,720
Total current liabilities	1,130,898	628,998
Long-term debt, less current portion	2,089,826	2,350,971
Line of credit	80,000	65,000
Deferred entrance fee revenue	79,010	72,485
Deferred liabilities	150,788	161,185
Deferred tax liability	96,187	109,597
Other liabilities	42,283	42,526
Total liabilities	3,668,992	3,430,762

Stockholders' Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized at December 31, 2012 and 2011; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized at December 31, 2012 and 2011; 129,117,946 and 127,782,538 shares issued and 126,689,545 and 125,354,137 shares outstanding (including 3,951,950 and 4,221,598 unvested restricted shares), respectively	1,267	1,254
Additional paid-in-capital	1,997,946	1,970,820
Treasury stock, at cost; 2,428,401 shares at December 31, 2012 and 2011	(46,800)	(46,800)
Accumulated deficit	(955,427)	(888,960)
Accumulated other comprehensive loss	—	(1,015)
Total stockholders' equity	996,986	1,035,299
Total liabilities and stockholders' equity	$4,665,978	$4,466,061

See accompanying notes to consolidated financial statements.

BROOKDALE SENIOR LIVING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Years Ended December 31,
	2012	2011	2010
Revenue
Resident fees	$2,412,936	$2,290,322	$2,206,058
Management fees	30,786	13,595	5,591
Reimbursed costs incurred on behalf of managed communities	325,016	152,566	67,271
Total revenue	2,768,738	2,456,483	2,278,920
Expense
Facility operating expense (excluding depreciation and amortization of $229,072, $230,414 and $242,050, respectively)	1,630,919	1,508,571	1,437,930
General and administrative expense (including non-cash stock-based compensation expense of $25,520, $19,856 and $20,759 , respectively)	178,829	148,327	131,709
Facility lease expense	284,025	274,858	270,905
Depreciation and amortization	252,281	268,506	292,341
Gain on sale of communities, net	—	—	(3,298)
Asset impairment	27,677	16,892	13,075
Loss (gain) on acquisition	636	(1,982)	—
Costs incurred on behalf of managed communities	325,016	152,566	67,271
(Gain) loss on facility lease termination	(11,584)	—	4,608
Total operating expense	2,687,799	2,367,738	2,214,541
Income from operations	80,939	88,745	64,379

Interest income	4,012	3,538	2,238
Interest expense:
Debt	(128,338)	(124,873)	(132,641)
Amortization of deferred financing costs and debt discount	(18,081)	(13,427)	(8,963)
Change in fair value of derivatives and amortization	(364)	(3,878)	(4,118)
Loss on extinguishment of debt, net	(221)	(18,863)	(1,557)
Equity in (loss) earnings of unconsolidated ventures	(3,488)	1,432	168
Other non-operating income (expense)	593	56	(1,454)
Loss before income taxes	(64,948)	(67,270)	(81,948)
(Provision) benefit for income taxes	(1,519)	(1,780)	32,062
Net loss	$(66,467)	$(69,050)	$(49,886)
Basic and diluted net loss per share	$(0.54)	$(0.57)	$(0.42)
Weighted average shares used in computing basic and diluted net loss per share	121,991	121,161	120,010

See accompanying notes to consolidated financial statements.

BROOKDALE SENIOR LIVING INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	For the Years Ended December 31,
	2012	2011	2010

Net loss	$(66,467)	$(69,050)	$(49,886)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities - restricted	1,846	(998)	—
Reclassification of realized gain on marketable securities – restricted into earnings	(848)	—	—
Reclassification of net (gains) loss on derivatives into earnings	(79)	134	505
Amortization of payments from settlement of forward interest rate swaps	179	376	376
Other	(83)	(200)	(343)
Total other comprehensive income (loss), net of tax	1,015	(688)	538
Comprehensive loss	$(65,452)	$(69,738)	$(49,348)

See accompanying notes to consolidated financial statements.

BROOKDALE SENIOR LIVING INC.
CONSOLIDATED STATEMENTS OF EQUITY
 For the Years Ended December 31, 2012, 2011 and 2010
(In thousands)

	Common Stock
	Shares	Amount	Additional Paid-In- Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances at January 1, 2010 as previously reported	123,206	$1,232	$1,882,377	$(29,187)	$(766,975)	$(865)	$1,086,582
Retrospective adjustment for adoption of accounting policy	—	—	—	—	(3,049)	—	(3,049)
Balances at January 1, 2010 as adjusted	123,206	1,232	1,882,377	(29,187)	(770,024)	(865)	1,083,533
Compensation expense related to restricted stock grants	—	—	20,759	—	—	—	20,759
Net loss	—	—	—	—	(49,886)	—	(49,886)
Issuance of common stock under Associate Stock Purchase Plan	63	1	1,019	—	—	—	1,020
Restricted stock, net	1,048	10	(10)	—	—	—	—
Reclassification of net loss on derivatives into earnings	—	—	—	—	—	505	505
Amortization of payments from settlement of forward interest rate swaps	—	—	—	—	—	376	376
Other	—	—	(1)	—	—	(343)	(344)
Balances at December 31, 2010	124,317	1,243	1,904,144	(29,187)	(819,910)	(327)	1,055,963
Compensation expense related to restricted stock grants	—	—	19,856	—	—	—	19,856
Net loss	—	—	—	—	(69,050)	—	(69,050)
Common stock issued in connection with an acquisition	97	1	1,537	—	—	—	1,538
Equity component of convertible notes, net	—	—	76,801	—	—	—	76,801
Purchase of bond hedge	—	—	(77,007)	—	—	—	(77,007)
Issuance of warrants	—	—	45,066	—	—	—	45,066
Issuance of common stock under Associate Stock Purchase Plan	68	—	1,258	—	—	—	1,258
Restricted stock, net	2,089	10	(10)	—	—	—	—
Unrealized loss on marketable securities - restricted	—	—	—	—	—	(998)	(998)
Reclassification of net loss on derivatives into earnings	—	—	—	—	—	134	134
Purchase of treasury stock	(1,217)	—	—	(17,613)	—	—	(17,613)
Amortization of payments from settlement of forward interest rate swaps	—	—	—	—	—	376	376
Other	—	—	(825)	—	—	(200)	(1,025)
Balances at December 31, 2011	125,354	1,254	1,970,820	(46,800)	(888,960)	(1,015)	1,035,299
Compensation expense related to restricted stock grants	—	—	25,520	—	—	—	25,520
Net loss	—	—	—	—	(66,467)	—	(66,467)
Issuance of common stock under Associate Stock Purchase Plan	74	—	1,401	—	—	—	1,401
Restricted stock, net	1,261	13	(100)	—	—	—	(87)
Unrealized gain on marketable securities - restricted	—	—	—	—	—	1,846	1,846
Reclassification of realized gain on marketable securities – restricted into earnings	—	—	—	—	—	(848)	(848)
Reclassification of net gains on derivatives into earnings	—	—	—	—	—	(79)	(79)
Amortization of payments from settlement of forward interest rate swaps	—	—	—	—	—	179	179
Other	—	—	305	—	—	(83)	222
Balances at December 31, 2012	126,689	$1,267	$1,997,946	$(46,800)	$(955,427)	$—	$996,986

See accompanying notes to consolidated financial statements.

BROOKDALE SENIOR LIVING INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2012	2011	2010
Cash Flows from Operating Activities
Net loss	$(66,467)	$(69,050)	$(49,886)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	221	18,863	1,557
Depreciation and amortization	270,362	281,933	301,304
Asset impairment	27,677	16,892	13,075
Equity in loss (earnings) of unconsolidated ventures	3,488	(1,432)	(168)
Distributions from unconsolidated ventures from cumulative share of net earnings	1,507	1,282	775
Amortization of deferred gain	(4,372)	(4,373)	(4,343)
Amortization of entrance fees	(25,362)	(23,966)	(22,782)
Proceeds from deferred entrance fee revenue	40,105	38,378	37,486
Deferred income tax (benefit) provision	(525)	383	(33,925)
Change in deferred lease liability	6,668	8,608	10,521
Change in fair value of derivatives and amortization	364	3,878	4,118
Loss (gain) on sale of assets and unconsolidated ventures	332	(1,180)	(2,509)
Loss (gain) on acquisition	636	(1,982)	―
Gain on facility lease termination	(11,584)	—	—
Lessor cash reimbursement for tenant incentive	—	1,251	—
Change in future service obligation	2,188	—	(1,064)
Non-cash stock-based compensation	25,520	19,856	20,759
Other	(487)	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(3,415)	(5,367)	(7,956)
Prepaid expenses and other assets, net	8,687	(22,934)	(22,050)
Accounts payable and accrued expenses	4,854	13,721	(11,775)
Tenant refundable fees and security deposits	(1,547)	(2,186)	(3,158)
Deferred revenue	12,119	(4,148)	(1,735)
Net cash provided by operating activities	290,969	268,427	228,244
Cash Flows from Investing Activities
Increase in lease security deposits and lease acquisition deposits, net	(7,999)	(3,088)	(2,175)
(Increase) decrease in cash and escrow deposits – restricted	(4,810)	56,176	4,705
Purchase of marketable securities — restricted	(1,557)	(32,724)	―
Sale of marketable securities — restricted	35,124	1,431	―
Additions to property, plant and equipment, and leasehold intangibles, net of related payables	(208,412)	(160,131)	(93,681)
Acquisition of assets, net of related payables and cash received	(272,523)	(88,682)	(57,948)
Purchase of Horizon Bay Realty, L.L.C., net of cash acquired	―	5,516	―
Payments on notes receivable, net	131	1,484	1,079
Investment in unconsolidated ventures	(5,368)	(13,990)	(660)
Distributions received from unconsolidated ventures	350	206	97
Proceeds from sale of unconsolidated venture	—	—	675
Proceeds from sale of assets, net	9,243	30,817	12,079
Other	487	(914)	(676)
Net cash used in investing activities	(455,334)	(203,899)	(136,505)
Cash Flows from Financing Activities
Proceeds from debt	372,291	482,669	414,795
Repayment of debt and capital lease obligations	(191,835)	(898,565)	(476,527)
Proceeds from line of credit	375,000	225,000	60,000
Repayment of line of credit	(360,000)	(160,000)	(60,000)
Proceeds from issuance of convertible notes, net	―	308,212	―
Issuance of warrants	―	45,066	―
Purchase of bond hedge	―	(77,007)	―
Payment of financing costs, net of related payables	(5,563)	(8,712)	(8,541)
Other	(342)	(1,287)	(763)
Refundable entrance fees:
Proceeds from refundable entrance fees	42,600	29,611	36,420
Refunds of entrance fees	(27,356)	(25,754)	(21,060)
Cash portion of loss on extinguishment of debt	(118)	(17,040)	(179)
Recouponing and payment of swap termination	(1,908)	(99)	(20,427)
Purchase of treasury stock	―	(17,613)	―
Net cash provided by (used in) financing activities	202,769	(115,519)	(76,282)
Net increase (decrease) in cash and cash equivalents	38,404	(50,991)	15,457
Cash and cash equivalents at beginning of year	30,836	81,827	66,370
Cash and cash equivalents at end of year	$69,240	$30,836	$81,827

See accompanying notes to consolidated financial statements.

BROOKDALE SENIOR LIVING INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      Description of Business and Organization

Brookdale Senior Living Inc. ("Brookdale", "BSL" or the "Company") is a leading owner and operator of senior living communities throughout the United States.  The Company provides an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest quality service, care and living accommodations for residents.  The Company owns, leases and operates retirement centers, assisted living and dementia-care communities and continuing care retirement centers ("CCRCs").  Through its Innovative Senior Care ("ISC") program, the Company also offers a range of outpatient therapy, home health and hospice services, primarily to residents of its communities.

The Company was formed as a Delaware corporation on June 28, 2005. Under its Certificate of Incorporation, the Company was initially authorized to issue up to 5,000,000 shares of common stock and 5,000,000 shares of preferred stock. On September 30, 2005, the Company's Certificate of Incorporation was amended and restated to authorize up to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock.

2.      Summary of Significant Accounting Policies

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles ("GAAP").  The significant accounting policies are summarized below:

Principles of Consolidation

The consolidated financial statements include BSL and its wholly-owned subsidiaries Brookdale Living Communities, Inc., Brookdale Senior Living Communities, Inc. (formerly known as Alterra Healthcare Corporation) ("Alterra"), Fortress CCRC Acquisition LLC, American Retirement Corporation ("ARC") and BKD HB Acquisition Sub, Inc. In December 2003, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification ("ASC") 810 - Consolidation of Variable Interest Entities ("ASC 810").  ASC 810 addresses the identification of variable interest entities ("VIE") consolidation by business enterprises deemed to be primary beneficiaries in the VIE.  The Company identifies the primary beneficiary of a VIE as the enterprise that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity's economic performance; and (ii) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to the entity. The Company performs this analysis on an ongoing basis. At December 31, 2012, the Company did not have any unconsolidated VIEs.  Investments in affiliated companies that the Company does not control, but has the ability to exercise significant influence over governance and operation, are accounted for by the equity method.

The results of facilities and companies acquired are included in the consolidated financial statements from the effective date of the respective acquisition. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Estimates are used for, but not limited to, revenue, goodwill and asset impairments, future service obligations, self-insurance reserves, performance-based compensation, the allowance for doubtful accounts, depreciation and amortization, income taxes and other contingencies.  Although these estimates are based on management's best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from the original estimates.

Revenue Recognition

Resident Fees

Resident fee revenue is recorded when services are rendered and consists of fees for basic housing, support services and fees associated with additional services such as personalized health and assisted living care. Residency agreements are generally for a term of 30 days to one year, with resident fees billed monthly in advance. Revenue for certain skilled nursing services and ancillary charges is recognized as services are provided and is billed monthly in arrears.

Entrance Fees

Certain of the Company's communities have residency agreements which require the resident to pay an upfront fee prior to occupying the community.  In addition, in connection with the Company's MyChoice program, new and existing residents are allowed to pay additional entrance fee amounts in return for a reduced monthly service fee.  The non-refundable portion of the entrance fee is recorded as deferred revenue and amortized over the estimated stay of the resident based on an actuarial valuation.  The refundable portion of a resident's entrance fee is generally refundable within a certain number of months or days following contract termination or upon the sale of the unit, or in certain agreements, upon the resale of a comparable unit or 12 months after the resident vacates the unit.  In such instances the refundable portion of the fee is not amortized and included in refundable entrance fees and deferred revenue.  All refundable amounts due to residents at any time in the future, including those recorded as deferred revenue, are classified as current liabilities.

Community Fees

Substantially all community fees received are non-refundable and are recorded initially as deferred revenue.  The deferred amounts, including both the deferred revenue and the related direct resident lease origination costs, are amortized over the estimated stay of the resident which is consistent with the implied contractual terms of the resident lease.

Management Fees

Management fee revenue is recorded as services are provided to the owners of the communities. Revenues are determined by an agreed upon percentage of gross revenues (as defined).  Incentives and penalties receivable or payable under management contracts containing these provisions (other than contractual termination fees) are recorded based on the amounts that would be due pursuant to the contractual arrangements if the contracts were terminated on the reporting date.

Reimbursed Costs Incurred on Behalf of Managed Communities

The Company manages certain communities under contracts which provide for payment to the Company of a monthly management fee plus reimbursement of certain operating expenses.  Where the Company is the primary obligor with respect to any managed community operating expenses, the Company recognizes revenue when the goods have been delivered or the service has been rendered and the Company is due reimbursement.  This reimbursement revenue is included in "reimbursed costs incurred on behalf of managed communities" on the consolidated statements of operations.  The related costs are included in "costs incurred on behalf of managed communities" on the consolidated statements of operations.

Purchase Accounting

In determining the allocation of the purchase price of companies and communities to net tangible and identified intangible assets acquired and liabilities assumed, the Company makes estimates of fair value using information obtained as a result of pre-acquisition due diligence, marketing, leasing activities and/or independent appraisals. The Company allocates the purchase price of communities based on their fair values in accordance with the provisions of ASC 805 - Business Combinations ("ASC 805").  The determination of fair value involves the use of significant judgment and estimation. The Company determines fair values as follows:

Current assets and current liabilities assumed are valued at carryover basis which approximates fair value.

Property, plant and equipment are valued utilizing discounted cash flow projections of future revenue and costs, and capitalization and discount rates using current market conditions.

The Company allocates a portion of the purchase price to the value of resident leases acquired based on the difference between the communities valued with existing in-place leases adjusted to market rental rates and the communities valued with current leases in place based on current contractual terms. Factors management considers in its analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar resident leases. In estimating carrying costs, management includes estimates of lost rentals during the lease-up period and estimated costs to execute similar leases. The value of in-place leases is amortized to expense over the remaining initial term of the respective leases.

Leasehold operating intangibles are valued utilizing discounted cash flow projections that assume certain future revenues and costs over the remaining lease term. The value assigned to leasehold operating intangibles is amortized on a straight-line basis over the lease term.

Community purchase options are valued at the estimated value of the underlying community less the cost of the option payment discounted at current market rates.  Management contracts and other acquired contracts are valued at a multiple of management fees and operating income or are valued utilizing discounted cash flow projections that assume certain future revenues and costs over the remaining contract.  The assets are then amortized over the estimated term of the agreement.

Long-term debt assumed is recorded at fair market value based on the current market rates and collateral securing the indebtedness.  Any debt premium or discount recorded is amortized over the related debt maturity period.

Capital lease obligations are valued based on the present value of the minimum lease payments applying a discount rate equal to the Company's estimated incremental borrowing rate at the date of acquisition.

Deferred entrance fee revenue is valued at the estimated cost of providing services to residents over the terms of the current contracts to provide such services. Refundable entrance fees are valued at cost pursuant to the resident lease plus the resident's share of any appreciation of the community unit at the date of acquisition, if applicable.

A deferred tax liability is recognized at statutory rates for the difference between the book and tax bases of the acquired assets and liabilities.

The excess of the fair value of liabilities assumed and cash paid over the fair value of assets acquired is allocated to goodwill.

Contingent consideration is valued using a probability-weighted discounted cash flow model.

Deferred Costs

Deferred financing and lease costs are recorded in other assets and amortized on a straight-line basis, which approximates the effective yield method, over the term of the related debt or lease.

Income Taxes

Income taxes are accounted for under the asset and liability approach which requires recognition of deferred tax assets and liabilities for the differences between the financial reporting and tax bases of assets and liabilities. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company has elected the "with-and-without approach" regarding ordering of windfall tax benefits to determine whether the windfall tax benefit did reduce taxes payable in the current year.  Under this approach, the windfall tax benefits would be recognized in additional paid-in capital only if an incremental tax benefit is realized after considering all other tax benefits presently available.

Fair Value of Financial Instruments

Cash and cash equivalents, cash and escrow deposits-restricted, derivative financial instruments and marketable securities - restricted are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value.  Management estimates the fair value of its long-term debt using a discounted cash flow analysis based upon the Company's current borrowing rate for debt with similar maturities and collateral securing the indebtedness.  The Company had outstanding debt with a carrying value of approximately $2.7 billion and $2.5 billion as of December 31, 2012 and 2011, respectively.  Fair value approximated carrying value in both years.

ASC 820 - Fair Value Measurement ("ASC 820") establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company's cash and cash equivalents and cash and escrow deposits-restricted reported on its consolidated balance sheets approximate fair value due to the short maturity.

The Company's marketable securities - restricted include marketable securities that are recorded in the financial statements at fair value.  The fair value is based primarily on quoted market prices and is classified within Level 1 of the valuation hierarchy.  Changes in fair value are recorded, net of tax, as other comprehensive income and included as a component of stockholders' equity.

The Company's derivative assets and liabilities include interest rate swaps and caps that effectively convert a portion of the Company's variable rate debt to fixed rate debt.  The derivative positions are valued using models developed internally by the respective counterparty that use as their basis readily observable market parameters (such as forward yield curves) and are classified within Level 2 of the valuation hierarchy.

The Company considers its own credit risk as well as the credit risk of its counterparties when evaluating the fair value of its derivatives. Any adjustments resulting from credit risk are recorded as a change in fair value of derivatives and amortization in the current period statement of operations.

The Company's fair value of debt disclosure is determined based primarily on market interest rate assumptions of similar debt applied to future cash flows under the debt agreements and is classified within Level 2 of the valuation hierarchy.

Cash and Cash Equivalents

The Company defines cash and cash equivalents as cash and investments with maturities of 90 days or less when purchased.

Cash and Escrow Deposits - Restricted

Cash and escrow deposits - restricted consist principally of deposits required by certain lenders and lessors pursuant to the applicable agreement and consist of the following (dollars in thousands):

	December 31,
	2012	2011
Current:
Real estate taxes	$11,502	$12,541
Tenant security deposits	2,015	4,374
Insurance reserves	12,892	12,904
Entrance fees	4,159	4,891
Replacement reserve and other	12,528	11,193
Subtotal	43,096	45,903
Long term:
Insurance reserves	5,188	5,412
Debt service and other deposits	57,579	47,568
Subtotal	62,767	52,980
Total	$105,863	$98,883

As of December 31, 2012 and 2011, ten communities located in Illinois are required to make escrow deposits under the Illinois Life Care Facility Act.  As of December 31, 2012 and 2011, required deposits were $19.6 million, all of which were made in the form of letters of credit.

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts, to represent the Company's estimate of the amount that ultimately will be realized in cash. The allowance for doubtful accounts was $15.3 million and $17.0 million as of December 31, 2012 and 2011, respectively.  The adequacy of the Company's allowance for doubtful accounts is reviewed on an ongoing basis, using historical payment trends, write-off experience, analyses of receivable portfolios by payor source and aging of receivables, as well as a review of specific accounts, and adjustments are made to the allowance as necessary.

Billings for services under third-party payor programs are recorded net of estimated retroactive adjustments, if any, under reimbursement programs. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods or as final settlements are determined. Contractual or cost related adjustments from Medicare or Medicaid are accrued when assessed (without regard to when the assessment is paid or withheld).  Subsequent positive or negative adjustments to these accrued amounts are recorded in net revenues when known.

Property, Plant and Equipment and Leasehold Intangibles

Property, plant and equipment and leasehold intangibles, which include amounts recorded under capital leases, are recorded at cost.  Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset Category	Estimated Useful Life (in years)
Buildings and improvements	40
Furniture and equipment	3 – 7
Resident lease intangibles	1 – 4
Leasehold improvements	Shorter of the lease term or asset useful life
Leasehold operating intangibles	Shorter of the lease term or asset useful life
Assets under capital and financing leases	Shorter of the lease term or asset useful life

Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Renovations and improvements, which improve and/or extend the useful life of the asset, are capitalized and depreciated over their estimated useful life, or if the renovations or improvements are made with respect to communities subject to an operating lease, over the shorter of the estimated useful life of the renovations or improvements, or the term of the operating lease. Facility operating expense excludes depreciation and amortization directly attributable to the operation of the facility.

Long-lived assets (groups) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of long-lived assets held for use are assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset.  If estimated future undiscounted net cash flows are less than the carrying amount of the asset then the fair value of the asset is estimated.  The impairment expense is determined by comparing the estimated fair value of the asset to its carrying value, with any amount in excess of fair value recognized as an expense in the current period.  Undiscounted cash flow projections and estimates of fair value amounts are based on a number of assumptions such as revenue and expense growth rates, estimated holding periods and estimated capitalization rates and discount rates.

Marketable Securities – Restricted

Marketable securities - restricted include amounts required to be held in reserve related to the Company's entrance fee CCRCs pursuant to various state insurance regulations and consist of mutual funds holding equities and fixed-income securities. The Company classifies its marketable securities - restricted as available-for-sale.  Accordingly, these investments are carried at their estimated fair value with the unrealized gain and losses, net of tax, reported in other comprehensive income.  Realized gains and losses from the available-for-sale securities are determined on the specific identification method and are included in interest income on the trade date.

A decline in the market value of any security below cost that is deemed to be other than temporary results in a reduction in the carrying amount of the security to fair market value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

During the year ended December 31, 2012, the Company liquidated the marketable securities – restricted investments and recognized $0.8 million of realized gains from the transaction, included within interest income in the consolidated statements of operations.

The amortized cost basis of the marketable securities – restricted as of December 31, 2011 was $32.7 million.

Goodwill and Intangible Assets

The Company follows ASC 350 - Goodwill and Other Intangible Assets, and tests goodwill for impairment annually or whenever indicators of impairment arise.  The evaluation is based upon a comparison of the estimated fair value of the reporting unit to which the goodwill has been assigned with the reporting unit's carrying value.  The fair values used in this evaluation are estimated based upon discounted future cash flow projections for the reporting unit.  These cash flow projections are based upon a number of estimates and assumptions such as revenue and expense growth rates, capitalization rates and discount rates.

In 2012, the Company adopted the guidance within Accounting Standards Update 2011-08, Intangibles — Goodwill and Other ("ASU 2011-08"), which allows the Company to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under this amendment, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  In 2012, the Company assessed qualitative factors and determined that it was not necessary to perform the two-step quantitative goodwill impairment test.

Acquired intangible assets are initially valued at fair market value using generally accepted valuation methods appropriate for the type of intangible asset.  Intangible assets with definite lives are amortized over their estimated useful lives and all intangible assets are reviewed for impairment if indicators of impairment arise.  The evaluation of impairment for definite-lived intangibles is based upon a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset.  If estimated future undiscounted net cash flows are less than the carrying amount of the asset, then the fair value of the asset is estimated.  The impairment expense is determined by comparing the estimated fair value of the intangible asset to its carrying value, with any shortfall from fair value recognized as an expense in the current period.

Indefinite-lived intangible assets are not amortized but are tested for impairment annually during the fourth quarter or more frequently as required.  The impairment test consists of a comparison of the estimated fair value of the indefinite-lived intangible asset with its carrying value.  If the carrying amount exceeds its fair value, an impairment loss is recognized for that difference.

During 2012, 2011 and 2010, the Company performed its annual impairment review of goodwill and intangible assets and determined that no impairment charge was necessary.

Amortization of the Company's definite lived intangible assets is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset Category	Estimated Useful Life (in years)
Community purchase options	40
Management contracts and other	3 – 5

Stock-Based Compensation

The Company follows ASC 718 - Stock Compensation ("ASC 718") in accounting for its share-based payments. This guidance requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock awards. This cost is recognized as compensation expense ratably over the employee's requisite service period.  Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized when incurred.

Certain of the Company's employee stock awards vest only upon the achievement of performance targets. ASC 718 requires recognition of compensation cost only when achievement of performance conditions is considered probable. Consequently, the Company's determination of the amount of stock compensation expense requires a significant level of judgment in estimating the probability of achievement of these performance targets. Additionally, the Company must make estimates regarding employee forfeitures in determining compensation expense. Subsequent changes in actual experience are monitored and estimates are updated as information is available.

Convertible Debt Instruments

Convertible debt instruments are accounted for under FASB ASC Topic 470-20, Debt – Debt with Conversion and Other Options.  This guidance requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion, including partial cash settlement, to separately account for the liability (debt) and equity (conversion option) components of the instruments in a manner that reflects the issuer's estimated non-convertible debt borrowing rate.

Derivative Financial Instruments

In the normal course of business, a variety of financial instruments are used to manage or hedge interest rate risk. The Company has entered into certain interest rate protection and swap agreements to effectively cap or convert floating rate debt to a fixed rate basis. All derivative instruments are recognized as either assets or liabilities in the consolidated balance sheets at fair value. The change in mark-to-market of the value of the derivative is recorded as an adjustment to income.

Derivative contracts are not entered into for trading or speculative purposes. Furthermore, the Company has a policy of only entering into contracts with major financial institutions based upon their credit rating and other factors.  Under certain circumstances, the Company may be required to replace a counterparty in the event that the counterparty does not maintain a specified credit rating.

Obligation to Provide Future Services

Annually, the Company calculates the present value of the net cost of future services and the use of communities to be provided to current residents of certain of its CCRCs and compares that amount with the balance of non-refundable deferred revenue from entrance fees received. If the present value of the net cost of future services and the use of communities exceeds the related anticipated revenues including non-refundable deferred revenue from entrance fees, a liability is recorded (obligation to provide future services and use of communities) with a corresponding charge to income.

Self-Insurance Liability Accruals

The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. Although the Company maintains general liability and professional liability insurance policies for its owned, leased and managed communities under a master insurance program, the Company's current policies provide for deductibles for each and every claim.  As a result, the Company is, in effect, self-insured for claims that are less than the deductible amounts.  In addition, the Company maintains a large-deductible workers compensation program and a self-insured employee medical program. The Company reviews the adequacy of its accruals related to these liabilities on an ongoing basis, using historical claims, actuarial valuations, third party administrator estimates, consultants, advice from legal counsel and industry data, and adjusts accruals periodically. Estimated costs related to these self-insurance programs are accrued based on known claims and projected claims incurred but not yet reported. Subsequent changes in actual experience are monitored and estimates are updated as information is available.

Investment in Unconsolidated Ventures

In accordance with ASC 810, the general partner or managing member of a venture consolidates the venture unless the limited partners or other members have either (1) the substantive ability to dissolve the venture or otherwise remove the general partner or managing member without cause or (2) substantive participating rights in significant decisions of the venture, including authorizing operating and capital decisions of the venture, including budgets, in the ordinary course of business. The Company has reviewed all ventures where it is the general partner or managing member and has determined that in all cases the limited partners or other members have substantive participating rights such as those set forth above and, therefore, no ventures are consolidated.

The Company's reported share of earnings is adjusted for the impact, if any, of basis differences between its carrying value of the equity investment and its share of the venture's underlying assets. The Company generally does not have future requirements to contribute additional capital over and above the original capital commitments, and therefore, the Company discontinues applying the equity method of accounting when its investment is reduced to zero barring an expectation of an imminent return to profitability. If the venture subsequently reports net income, the equity method of accounting is resumed only after the Company's share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

When the majority equity partner in one of the Company's ventures sells its equity interest to a third party, the venture frequently refinances its senior debt and distributes the net proceeds to the equity partners. All distributions received by the Company are first recorded as a reduction of the Company's investment. Next, the Company records a liability for any contractual or implied future financial support to the venture including obligations in its role as a general partner. Any remaining distributions are recorded as the Company's share of earnings and return on investment in unconsolidated ventures in the consolidated statements of operations.

The Company evaluates realization of its investment in ventures accounted for using the equity method if circumstances indicate that the Company's investment is other than temporarily impaired.

Community Leases

The Company, as lessee, makes a determination with respect to each of the community leases whether each should be accounted for as an operating lease or capital lease. The classification criteria is based on estimates regarding the fair value of the leased community, minimum lease payments, effective cost of funds, the economic life of the community and certain other terms in the lease agreements. In a business combination, the Company assumes the lease classification previously determined by the prior lessee absent a modification, as determined by ASC 840 – Leases ("ASC 840"), in the assumed lease agreement. Payments made under operating leases are accounted for in the Company's consolidated statements of operations as lease expense for actual rent paid plus or minus a straight-line adjustment for estimated minimum lease escalators and amortization of deferred gains in situations where sale-leaseback transactions have occurred. For communities under capital lease and lease financing obligation arrangements, a liability is established on the Company's consolidated balance sheets representing the present value of the future minimum lease payments and a corresponding long-term asset is recorded in property, plant and equipment and leasehold intangibles in the consolidated balance sheets. The asset is depreciated over the remaining lease term unless there is a bargain purchase option in which case the asset is depreciated over the useful life. Leasehold improvements purchased during the term of the lease are amortized over the shorter of their economic life or the lease term.

All of the Company's leases contain fixed or formula-based rent escalators. To the extent that the escalator increases are tied to a fixed index or rate, lease payments are accounted for on a straight-line basis over the life of the lease. In addition, all rent-free or rent holiday periods are recognized in lease expense on a straight-line basis over the lease term, including the rent holiday period.

Sale-leaseback accounting is applied to transactions in which an owned community is sold and leased back from the buyer. Under sale-leaseback accounting, the Company removes the community and related liabilities from the consolidated balance sheets. Gain on the sale is deferred and recognized as a reduction of facility lease expense for operating leases and a reduction of interest expense for capital leases.

For leases in which the Company is involved with the construction of the building, the Company accounts for the lease during the construction period under the provisions of ASC 840.  If the Company concludes that it has substantively all of the risks of ownership during construction of a leased property and therefore is deemed the owner of the project for accounting purposes, it records an asset and related financing obligation for the amount of total project costs related to construction in progress.  Once construction is complete, the Company considers the requirements under ASC 840-40 – Leases – Sale-Leaseback Transactions.  If the arrangement does not qualify for sale-leaseback accounting, the Company continues to amortize the financing obligation and depreciate the building over the lease term.

Treasury Stock

The Company accounts for treasury stock under the cost method and includes treasury stock as a component of stockholders' equity.

New Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update ("ASU") 2011-05, Presentation of Comprehensive Income ("ASU 2011-05").  The guidance in ASU 2011-05 is effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2011 and requires the components of net income and other comprehensive income and total comprehensive income for each interim period. The Company adopted the provisions of this update as of January 1, 2012 and incorporated the provisions of this update to its consolidated financial statements upon adoption. The adoption of this update did not have an impact on the Company's financial condition or results of operations.

In September 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other ("ASU 2011-08").  ASU 2011-08 amends current guidance to allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under this amendment, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  ASU 2011-08 applies to all companies that have goodwill reported in their financial statements.  The provisions of ASU 2011-08 are effective for the Company in 2012.  The adoption of this update did not have an impact on the Company's financial condition or results of operations.

In July 2012, the FASB issued ASU 2012-02, Intangibles — Goodwill and Other ("ASU 2012-02").  ASU 2012-02 amends current guidance to allow an entity to first assess qualitative factors to determine whether it is necessary to perform the annual quantitative indefinite-lived intangible asset impairment test.  Under this amendment, an entity would not be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  ASU 2012-02 applies to all companies that have indefinite-lived intangible assets reported in their financial statements.  The provisions of ASU 2012-02 are effective for annual reporting periods beginning after September 15, 2012.  The Company has not yet adopted this pronouncement, but does not believe it will have an impact on the Company's consolidated financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current financial statement presentation, with no effect on the Company's consolidated financial position or results of operations.

3.      Earnings Per Share

Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of shares of common stock outstanding.  Diluted EPS includes the components of basic EPS and also gives effect to dilutive common stock equivalents.  For purposes of calculating basic and diluted earnings per share, vested restricted stock awards are considered outstanding.  Under the treasury stock method, diluted EPS reflects the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock.  Potentially dilutive common stock equivalents include unvested restricted stock, restricted stock units and convertible debt instruments and warrants (Note 9).

During fiscal 2012, 2011 and 2010, the Company reported a consolidated net loss.  As a result of the net loss, unvested restricted stock, restricted stock unit awards and convertible debt instruments and warrants were antidilutive for the year and were not included in the computation of diluted weighted average shares.  The weighted average unrestricted restricted stock grants and restricted stock units excluded from the calculations of diluted net loss per share were 1.2 million, 1.3 million and 1.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

4.      Acquisitions and Dispositions

2012 Acquisitions and Dispositions

Effective February 2, 2012, the Company acquired the underlying real estate associated with nine communities that were previously leased for an aggregate purchase price of $121.3 million. The results of operations of these communities, prior and subsequent to the acquisition, are reported in the Retirement Centers segment. The Company financed the transaction with $77.9 million of first mortgage financing secured by seven of the communities and $15.0 million of seller-financing secured by two of the communities (Note 9).  The purchase price of the acquisitions has primarily been ascribed to the basis of the buildings acquired and recorded on the consolidated balance sheet under property, plant and equipment and leasehold intangibles, net.

During the month ended December 31, 2012, the Company acquired the underlying real estate interest in 12 communities that the Company previously leased for an aggregate purchase price of $162.1 million.  The results of operations of the previously leased communities are included in the consolidated financial statements from the effective dates of the respective lease agreements and are reported in the Assisted Living and Retirement Centers segments.  The purchase price of the acquisitions has primarily been ascribed to the basis of the buildings acquired and recorded on the consolidated balance sheet under property, plant and equipment and leasehold intangibles, net.

During the year ended December 31, 2012, the Company recognized an $11.6 million net gain on facility lease termination from the reversal of deferred lease liabilities associated with the termination of operating lease contracts in connection with the acquisition of the underlying real estate of the previously leased communities.

During the year ended December 31, 2012, the Company purchased four home health agencies and an existing skilled nursing facility as part of its growth strategy for an aggregate purchase price of approximately $7.0 million.  The purchase price of the acquisitions has primarily been ascribed to an indefinite useful life intangible asset and recorded on the consolidated balance sheet under other intangible assets, net.

During the year ended December 31, 2012, the Company sold one community for an aggregate selling price of $8.9 million.  The results of operations of the community were previously reported in the Assisted Living segment.

2011 Acquisitions and Dispositions

Effective January 13, 2011, the Company acquired the underlying real estate interest in 12 assisted living communities that the Company previously leased for an aggregate purchase price of $31.3 million, which was paid from cash on hand.  The results of operations of the previously leased communities are included in the consolidated financial statements from the effective date of the lease agreement and are reported in the Assisted Living segment.

Effective February 1, 2011, the Company acquired the underlying real estate interest in one assisted living community that the Company previously leased for an aggregate purchase price of $9.8 million, which was paid from cash on hand.  The results of operations of the previously leased community are included in the consolidated financial statements from the effective date of the lease agreement and are reported in the Assisted Living segment.

Effective February 1, 2011, the Company acquired one assisted living community for an aggregate purchase price of $9.2 million, which was paid from cash on hand.  The results of operations of the acquired community are included in the consolidated financial statements from the effective date of the acquisition and are reported in the Assisted Living segment.

Effective November 1, 2011, the Company acquired one assisted living community that the Company previously managed for an aggregate purchase price of $30.2 million, which was paid from cash on hand.  A former executive officer of the Company had an ownership interest in the community prior to the acquisition.  The results of operations of the acquired community are included in the consolidated financial statements from the effective date of the acquisition and are reported in the Assisted Living segment.

During the year ended December 31, 2011, the Company purchased three home health agencies as part of its growth strategy for an aggregate purchase price of approximately $4.2 million.  The entire purchase price of the acquisitions has been ascribed to an indefinite useful life intangible asset and recorded on the consolidated balance sheet under other intangible assets, net.

During the year ended December 31, 2011, the Company sold four communities for an aggregate selling price of $30.8 million.  The results of operations of the communities were previously reported in the Retirement Centers and Assisted Living segments.

Horizon Bay/HCP Transactions

On September 1, 2011, the Company acquired 100% of the equity and voting interests in Horizon Bay Realty, L.L.C. ("Horizon Bay").  The results of Horizon Bay's operations have been included in the consolidated financial statements since that date.  Horizon Bay is a seniors housing management company primarily focused on managing large portfolios of retirement communities across the United States for institutional real estate investors.  In connection with the acquisition, the Company also restructured Horizon Bay's existing relationship with HCP, Inc. ("HCP") relating to 33 communities that Horizon Bay leased from HCP. In particular, the Company (i) formed a joint venture with HCP to own and operate 21 communities (the "HCP RIDEA JV"), and (ii) leased the remaining 12 communities from HCP under long-term, triple net leases. Of these 12 communities, the Company assumed the pre-existing lease for eight communities and entered into a new lease for the remaining four communities.  The joint venture with HCP utilizes a RIDEA structure with the Company having acquired a 10% non-controlling interest in the joint venture. The Company also manages the communities under a ten-year management agreement with four five-year renewal options and retains all ancillary services operations.

As part of the transactions, the Company entered into an agreement to restructure Horizon Bay's management arrangements with Chartwell Seniors Housing Real Estate Investment Trust ("Chartwell").  Certain elements of the Chartwell management arrangement restructuring are subject to lender and other third party approvals. Until such approvals are received, the Company will operate Chartwell's properties under the existing management contracts.

The aggregate acquisition-date fair value of the purchase consideration transferred for the acquisition of Horizon Bay was approximately $10.7 million which consisted of the following (dollars in thousands):

Fair value of consideration transferred
Cash	$6,500
Common stock (96,862 shares)	1,538
Contingent consideration	2,708
Total	$10,746

The fair value of the 96,862 common shares issued was determined based on the closing market price of the Company's common shares on the acquisition date.

The aggregate acquisition-date fair value of the purchase consideration transferred for the acquisition of Horizon Bay included $2.7 million of contingent consideration. The contingent consideration arrangement requires the Company to pay up to a maximum of approximately $3.4 million to Horizon Bay's former members.  The Company estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model.  This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The key assumption in applying the income approach was the assignment of probabilities to the various possible outcomes.  During the year ended December 31, 2012, the Company paid approximately $1.2 million in contingent consideration.  As of December 31, 2012, there were no significant changes in the range of outcomes for the contingent consideration recognized as a result of the acquisition of

Horizon Bay.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (dollars in thousands):

Purchase price allocation
Current assets	$24,064
Property and equipment	2,167
Acquired lease intangibles	5,965
Current liabilities	(15,979)
Long-term debt	(1,821)
Other liabilities	(1,482)
Deferred tax liability	(822)
Gain on acquisition	(1,346)
Total	$10,746

The Company purchased 100% of Horizon Bay in a transaction that involved the restructuring of certain leases and other elements of Horizon Bay's capital structure.  The fair value of identifiable assets acquired and liabilities assumed exceeded the fair value of the consideration transferred.  Consequently, the Company reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that all acquired assets and assumed liabilities were recognized and that the valuation procedures and resulting measures were appropriate.  As a result, the Company recognized a net non-cash gain of $2.0 million during the year ended December 31, 2011 which was subsequently reduced by approximately $0.6 million during the year ended December 31, 2012 due to adjustments related to pre-acquisition self-insurance reserves.

The Company recognized $14.4 million of integration and transaction-related costs that were expensed in 2011.  These costs are included in the consolidated statements of operations in the line item entitled "general and administrative expenses."

In connection with the formation of the HCP RIDEA JV, the Company contributed cash of $13.7 million for a 10% interest in the joint venture.  The Company has accounted for this interest under the equity method of accounting.

5.      Investment in Unconsolidated Ventures

The Company had investments in unconsolidated joint ventures of 20% and 10% in ventures owning 13 and 21 communities, respectively, at December 31, 2012 and 2011.

Combined summarized financial information of the unconsolidated joint ventures accounted for using the equity method as of December 31, and for the years then ended are as follows (dollars in thousands):

Statement of Operations Data	2012	2011	2010
Total revenue	$295,539	$154,964	$84,689
Expense
Facility operating expense	202,855	103,611	54,766
Depreciation and amortization	49,142	23,923	12,730
Interest expense	50,825	27,072	13,153
Other expense	28,112	6,885	4,585
Total expense	330,934	161,491	85,234
Interest income	123	108	24
Net loss	$(35,272)	$(6,419)	$(521)

Balance Sheet Data	2012	2011
Cash and cash equivalents	$16,578	$15,255
Property, plant and equipment, net	1,073,610	1,012,941
Other	148,960	184,052
Total assets	$1,239,148	$1,212,248
Accounts payable and accrued expenses	$66,841	$61,199
Long-term debt	892,463	900,091
Members' equity	279,844	250,958
Total liabilities and members' equity	$1,239,148	$1,212,248
Members' equity consists of:
Invested capital	$582,360	$403,625
Cumulative net loss	(55,942)	(25,810)
Cumulative distributions	(246,574)	(126,857)
Members' equity	$279,844	$250,958

6.      Property, Plant and Equipment and Leasehold Intangibles, Net

As of December 31, 2012 and 2011, net property, plant and equipment and leasehold intangibles, which include assets under capital leases, consisted of the following (dollars in thousands):

	2012	2011
Land	$296,314	$275,277
Buildings and improvements	3,391,667	3,083,316
Leasehold improvements	60,186	62,494
Furniture and equipment	541,585	450,179
Resident and leasehold operating intangibles	441,603	527,571
Construction in progress	75,419	39,600
Assets under capital and financing leases	674,492	667,239
	5,481,266	5,105,676
Accumulated depreciation and amortization	(1,601,289)	(1,411,612)
Property, plant and equipment and leasehold intangibles, net	$3,879,977	$3,694,064

Long-lived assets with definite useful lives are depreciated or amortized on a straight-line basis over their estimated useful lives (or, in certain cases, the shorter of their estimated useful lives or the lease term) and are tested for impairment whenever indicators of impairment arise.

During the years ended December 31, 2012, 2011 and 2010, the Company evaluated property, plant and equipment and leasehold intangibles for impairment.  The Company compared the estimated fair value of the assets to their carrying value for properties with impairment indicators and recorded an impairment charge for the excess of carrying value over fair value.  For the years ended December 31, 2012, 2011 and 2010, $27.7 million primarily within the Retirement Centers and Assisted Living segments, $16.9 million within the Retirement Centers and Assisted Living segments and $13.1 million within the Retirement Centers and Assisted Living segments, respectively, of non-cash charges were recorded in the Company's operating results.  These impairment charges are primarily due to the amount by which the carrying values of the assets exceed the estimated fair value or estimated selling prices.

For the years ended December 31, 2012, 2011 and 2010, the Company recognized depreciation and amortization expense on its property, plant and equipment and leasehold intangibles of $248.5 million, $247.1 million and $258.0 million, respectively.

Future amortization expense for resident and leasehold operating intangibles is estimated to be as follows (dollars in thousands):

Year Ending December 31,	Future Amortization
2013	$26,900
2014	22,248
2015	20,613
2016	19,137
2017	12,272
Thereafter	14,083
Total	$115,253

7.      Goodwill and Other Intangible Assets, Net

The following is a summary of changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2011 presented on an operating segment basis (dollars in thousands):

	December 31, 2012				December 31, 2011
	Gross Carrying Amount	Adjustment	Accumulated Impairment and Other Charges	Net	Gross Carrying Amount	Adjustment	Accumulated Impairment and Other Charges	Net
Retirement Centers	$7,642	$(34)	$(487)	$7,121	$7,642	$(34)	$(487)	$7,121
Assisted Living	102,680	(106)	(142)	102,432	102,680	(106)	(142)	102,432
CCRCs – Rental	56,281	—	(56,281)	—	56,281	—	(56,281)	—
CCRCs – Entry Fee	158,718	—	(158,718)	—	158,718	—	(158,718)	—
Total	$325,321	$(140)	$(215,628)	$109,553	$325,321	$(140)	$(215,628)	$109,553

The following is a summary of other intangible assets at December 31, 2012 and 2011 (dollars in thousands):

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Community purchase options	$147,610	$(21,263)	$126,347	$147,610	$(17,566)	$130,044
Health care licenses	31,082	—	31,082	24,092	—	24,092
Management contracts and other	160,626	(158,113)	2,513	158,041	(158,041)	—
Total	$339,318	$(179,376)	$159,942	$329,743	$(175,607)	$154,136

Amortization expense related to definite-lived intangible assets for the years ended December 31, 2012, 2011 and 2010 was $3.8 million, $21.3 million and $34.8 million, respectively.

Estimated amortization expense related to intangible assets with definite lives at December 31, 2012, for each of the years in the five-year period ending December 31, 2017 and thereafter is as follows (dollars in thousands):

Year Ending December 31,	Future Amortization
2013	$4,560
2014	4,560
2015	4,488
2016	3,698
2017	3,698
Thereafter	107,856
Total	$128,860

8.      Other Assets

Other assets consist of the following components as of December 31, (dollars in thousands):

	2012	2011
Notes receivable	$34,968	$32,844
Deferred costs, net	24,517	26,032
Lease security deposits	38,544	36,748
Other	15,286	14,310
Total	$113,315	$109,934

9.      Debt

Long-term Debt, Capital Leases and Financing Obligations

Long-term debt, capital leases and financing obligations consist of the following (dollars in thousands):

	December 31,
	2012	2011
Mortgage notes payable due 2013 through 2022; weighted average interest rate of 4.62% in 2012, net of debt discount of $0.3 million (weighted average interest rate of 5.04% in 2011)	$1,701,515	$1,470,462
$150,000 Series A notes payable, secured by five communities and by a $3.0 million cash collateral deposit, bearing interest at LIBOR plus 0.88%, payable in monthly installments of interest only until August 2011 and payable in monthly installments of principal and interest through maturity in August 2013	144,384	148,601

	December 31,
	2012	2011
Discount mortgage note payable due June 2013, weighted average interest rate of 2.56% in 2012, net of debt discount of $1.0 million and $3.0 million in 2012 and 2011, respectively (weighted average interest rate of 2.52% in 2011)	80,533	79,911
Variable rate tax-exempt bonds credit-enhanced by Fannie Mae (weighted average interest rates of 1.65% at December 31, 2012 and 2011), due 2032, payable in monthly installments of principal and interest through maturity, secured by the underlying assets of the portfolio	99,847	100,423
Capital and financing lease obligations payable through 2026; weighted average interest rate of 8.16% in 2012 (weighted average interest rate of 8.61% in 2011)	319,745	348,195
Convertible notes payable in aggregate principal amount of $316.3 million, less debt discount of $65.0 million and $74.4 million in 2012 and 2011, respectively, interest at 2.75% per annum, due June 2018	251,312	241,897
Construction financing due 2017 through 2024; weighted average interest rate of 8.0% in 2012 (weighted average interest rate of 7.0% in 2011)	1,280	6,591
Notes payable issued to finance insurance premiums, weighted average interest rate of 2.81% in 2012 (weighted average interest rate of 3.11% in 2011), due 2013	753	2,545
Total debt	2,599,369	2,398,625
Less current portion	509,543	47,654
Total long-term debt	$2,089,826	$2,350,971

As of December 31, 2012, the current portion of long-term debt within the Company's consolidated financial statements reflects approximately $465.6 million of mortgage notes payable due within the next 12 months.  Although these debt obligations are scheduled to mature on or prior to December 31, 2013, the Company has the option, subject to the satisfaction of customary conditions (such as the absence of a material adverse change), to extend the maturity of approximately $205.5 million of certain mortgages payable included in such debt until 2018 or later, as the instruments associated with such mortgages payable provide that the Company can extend the respective maturity dates for terms of five to seven years from the existing maturity dates.

The annual aggregate scheduled maturities of long-term debt obligations outstanding as of December 31, 2012 are as follows (dollars in thousands):

Year Ending December 31,	Long-term Debt	Capital and Financing Lease Obligations	Total Debt
2013	$490,666	$55,828	$546,494
2014	170,705	55,065	225,770
2015	54,442	53,401	107,843
2016	50,643	46,957	97,600
2017	341,983	60,494	402,477
Thereafter	1,237,452	211,405	1,448,857
Total obligations	2,345,891	483,150	2,829,041
Less amount representing debt discount	(66,267)	—	(66,267)
Less amount representing interest (8.16%)	—	(163,405)	(163,405)
Total	$2,279,624	$319,745	$2,599,369

Credit Facilities

On January 31, 2011, the Company entered into an amended and restated credit agreement with General Electric Capital Corporation, as administrative agent and lender, and the other lenders from time to time parties thereto. The amended credit agreement amended and restated in its entirety the Company's existing credit agreement dated as of February

23, 2010, as previously amended.  The amended credit agreement increased the commitment under the credit facility from $120.0 million to $200.0 million and extended the maturity date to January 31, 2016.  Effective February 23, 2011, the commitment under the amended and restated credit agreement was further increased to $230.0 million.

The revolving line of credit can be used to finance acquisitions and fund working capital and capital expenditures and for other general corporate purposes.

The facility is secured by a first priority lien on certain of the Company's communities. The availability under the line will vary from time to time as it is based on borrowing base calculations related to the value and performance of the communities securing the facility.

Amounts drawn under the facility bear interest at 90-day LIBOR plus an applicable margin, as described below. For purposes of determining the interest rate, in no event will LIBOR be less than 2%. The applicable margin varies with the percentage of total commitment drawn, with a 4.5% margin at 35% or lower utilization, a 5.0% margin at utilization greater than 35% but less than or equal to 50% and a 5.5% margin at greater than 50% utilization. The Company is also required to pay a quarterly commitment fee of 1.0% per annum on the unused portion of the facility.

The credit agreement contains typical affirmative and negative covenants, including financial covenants with respect to minimum consolidated fixed charge coverage and minimum consolidated tangible net worth. A violation of any of these covenants could result in a default under the credit agreement, which would result in termination of all commitments under the credit agreement and all amounts owing under the credit agreement and certain other loan agreements becoming immediately due and payable.

As of December 31, 2012, the Company had an available secured line of credit with a $230.0 million commitment and $191.4 million of availability (of which $80.0 million had been drawn as of that date).  The Company also had secured and unsecured letter of credit facilities of up to $92.5 million in the aggregate as of December 31, 2012.  Letters of credit totaling $78.1 million had been issued under these facilities as of that date.

Convertible Debt Offering

In June 2011, the Company completed a registered offering of $316.3 million aggregate principal amount of 2.75% convertible senior notes (the "Notes"). The Company received net proceeds of approximately $308.2 million after the deduction of underwriting commissions and offering expenses.  The Company used a portion of the net proceeds to pay the Company's cost of the convertible note hedge transactions described below, taking into account the proceeds to the Company of the warrant transactions described below, and used the balance of the net proceeds to repay existing outstanding debt.
The Notes are senior unsecured obligations and rank equally in right of payment to all of the Company's other senior unsecured debt, if any. The Notes will be senior in right of payment to any of the Company's debt which is subordinated by its terms to the Notes (if any). The Notes are also structurally subordinated to all debt and other liabilities and commitments (including trade payables) of the Company's subsidiaries. The Notes are also effectively subordinated to the Company's secured debt to the extent of the assets securing the debt.
The Notes bear interest at 2.75% per annum, payable semi-annually in cash.  The Notes are convertible at an initial conversion rate of 34.1006 shares of Company common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $29.325 per share), subject to adjustment. Holders may convert their Notes at their option prior to the close of business on the second trading day immediately preceding the stated maturity date only under the following circumstances:  (i) during any fiscal quarter commencing after the fiscal quarter ending September 30, 2011, if the last reported sale price of the Company's common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (ii) during the five business day period after any five consecutive trading day period (the

"measurement period"), in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of the Company's common stock and the applicable conversion rate on each such day; or (iii) upon the occurrence of specified corporate events.  On and after March 15, 2018, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.  Unconverted Notes mature at par in June 2018.
Upon conversion, the Company will satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock at the Company's election.  It is the Company's current intent and policy to settle the principal amount of the Notes (or, if less, the amount of the conversion obligation) in cash upon conversion.
In addition, following certain corporate transactions, the Company will increase the conversion rate for a holder who elects to convert in connection with such transaction by a number of additional shares of common stock as set forth in the supplemental indenture governing the Notes.
The Notes were issued in an offering registered under the Securities Act of 1933, as amended (Securities Act).
In accordance with FASB guidance on the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial settlement), the liability and equity components are separated in a manner that will reflect the entity's non-convertible debt borrowing rate when interest expense is recognized in subsequent periods.
The Company is accreting the carrying value to the principal amount at maturity using an imputed interest rate of 7.5% (the estimated effective borrowing rate for nonconvertible debt at the time of issuance, Level 2) over its expected life of seven years.
As of December 31, 2012, the "if converted" value of the Notes does not exceed its principal amount.
The interest expense associated with the Notes (excluding amortization of the associated deferred financing costs) was as follows (dollars in thousands):

	For the Years Ended December 31,
	2012	2011
Coupon interest	$8,697	$4,759
Amortization of discount	9,415	4,456
Interest expense related to convertible notes	$18,112	$9,215

In connection with the offering of the Notes, in June 2011, the Company entered into convertible note hedge transactions (the "Convertible Note Hedges") with certain financial institutions (the "Hedge Counterparties"). The Convertible Note Hedges cover, subject to customary anti-dilution adjustments, 10,784,315 shares of common stock.  The Company also entered into warrant transactions with the Hedge Counterparties whereby the Company sold to the Hedge Counterparties warrants to acquire, subject to customary anti-dilution adjustments, up to 10,784,315 shares of common stock (the "Sold Warrant Transactions").  The warrants have a strike price of $40.25 per share, subject to customary anti-dilution adjustments.

The Convertible Note Hedges are expected to reduce the potential dilution with respect to common stock upon conversion of the Notes in the event that the price per share of common stock at the time of exercise is greater than the strike price of the Convertible Note Hedges, which corresponds to the initial conversion price of the Notes and is similarly subject to customary anti-dilution adjustments. If, however, the price per share of common stock exceeds the strike price of the Sold Warrant Transactions when they expire, there would be additional dilution from the issuance of common stock pursuant to the warrants.

The Convertible Note Hedges and Sold Warrant Transactions are separate transactions (in each case entered into by the Company and Hedge Counterparties), are not part of the terms of the Notes and will not affect the holders' rights under the Notes. Holders of the Notes do not have any rights with respect to the Convertible Note Hedges or the Sold Warrant Transactions.

These hedging transactions had a net cost of approximately $31.9 million, which was paid from the proceeds of the Notes and recorded as a reduction of additional paid-in capital.  The Company has contractual rights, and, at execution of the related agreements, had the ability to settle its obligations under the conversion feature of the Notes, the Convertible Note Hedges and Sold Warrant Transactions, with the Company's common stock. Accordingly, these transactions are accounted for as equity, with no subsequent adjustment for changes in the value of these obligations.

2012 Financings

On January 5, 2012, the Company obtained a $63.0 million first mortgage loan, secured by the underlying community.  The loan bears interest at a variable rate equal to 30-day LIBOR plus a margin of 300 basis points and matures in January 2017.  In connection with the transaction, the Company repaid $62.8 million of existing variable rate debt.

On February 29, 2012, the Company obtained a $20.0 million first mortgage loan, secured by the underlying community.  The loan bears interest at a variable rate equal to 30-day LIBOR plus a margin of 275 basis points and matures in February 2017.

As discussed in Note 4, the Company financed a current year acquisition with a $77.9 million first mortgage.  The first mortgage facility has a ten year term and 75% of it bears interest at a fixed rate of 4.2% and the remaining 25% bears interest at a variable rate of 30-day LIBOR plus a margin of 276 basis points.  The $15.0 million mortgage loan used to partially finance the acquisition had a two year term and bore interest at a fixed rate of 7.0%.

On June 29, 2012, the Company obtained a $15.0 million first mortgage loan, secured by two communities that the Company acquired in February 2012.  The loan bears interest at a variable rate equal to 30-day LIBOR plus a margin of 425 basis points and matures in June 2017.  In connection with the transaction, the Company repaid $15.0 million of seller-financed debt that had been obtained at the time of closing of the acquisition (Note 4).

On December 28, 2012, the Company obtained a $171.3 million first mortgage loan secured by nine of the Company's communities, including eight recently-acquired communities.  The loan has a ten-year term and bears interest at a variable rate equal to 30-day LIBOR plus a margin of 259 basis points.  In connection with the transaction, the Company repaid $37.4 million of mortgage loans scheduled to mature in 2013.

2011 Financings

On March 29, 2011, the Company obtained a $28.0 million first mortgage loan, secured by the underlying community.  The loan bears interest at a rate that has been effectively fixed at 5.49% by means of a swap instrument issued by the lender and matures in March 2016.  In connection with the transaction, the Company repaid $28.0 million of existing variable rate debt.

During the year ended December 31, 2011, the Company repaid approximately $37.9 million of mortgage debt in connection with the release of entrance fee escrows at a recently opened entrance fee CCRC.  Additionally, during the year ended December 31, 2011, the Company repaid $48.7 million of mortgage debt and moved the related assets into the credit line borrowing base and repaid $274.9 million of mortgage debt from the net proceeds of the convertible debt offering.  The Company recognized a loss on extinguishment of debt of $18.9 million for the year ended December 31, 2011 in connection with the early repayment of first and second mortgage notes.

On July 29, 2011, the Company obtained $437.8 million in loans pursuant to the terms of a Master Credit Facility Agreement.  The loans are secured by first mortgages on 44 communities, and 75% of the loans bear interest at a fixed rate of 4.25% while the remaining 25% of the loans bear interest at a variable rate equal to the 30-day LIBOR plus a margin of 182 basis points.  The loans mature on August 1, 2018 and require amortization of principal over a

30 year period.  Proceeds of the loans, together with cash on hand, were used to refinance or prepay $445.2 million of mortgage debt which was scheduled to mature in February and August 2012.

The Master Credit Facility Agreement permits additional loans and substitution or release of mortgaged communities subject to loan-to-value and debt service coverage requirements. The Master Credit Facility Agreement also provides flexibility for expansion of, and repositioning of services provided at, the mortgaged communities subject to lender approval.

On December 21, 2011, the Company repaid $5.0 million of mortgage debt related to two communities.  The partial repayments were allowed under the loan agreements and did not incur any prepayment penalties.

As of December 31, 2012, the Company is in compliance with the financial covenants of its outstanding debt and lease agreements.

Interest Rate Swaps and Caps

In the normal course of business, a variety of financial instruments are used to manage or hedge interest rate risk. Interest rate protection and swap agreements were entered into to effectively cap or convert floating rate debt to a fixed rate basis, as well as to hedge anticipated future financing transactions.

The following table summarizes the Company's swap instruments at December 31, 2012 (dollars in thousands):

Current notional balance	$27,373
Highest possible notional	$27,373
Lowest interest rate	5.49%
Highest interest rate	5.49%
Average fixed rate	5.49%
Earliest maturity date	2016
Latest maturity date	2016
Weighted average original maturity	5.0 years
Estimated liability fair value (included in other liabilities at December 31, 2012)	$(1,833)
Estimated liability fair value (included in other liabilities at December 31, 2011)	$(2,809)

The following table summarizes the Company's cap instruments at December 31, 2012 (dollars in thousands):

Current notional balance	$589,568
Highest possible notional	$589,568
Lowest interest cap rate	5.00%
Highest interest cap rate	6.06%
Average fixed cap rate	5.43%
Earliest maturity date	2013
Latest maturity date	2018
Weighted average original maturity	3.5 years
Estimated asset fair value (included in other assets at December 31, 2012)	$495
Estimated asset fair value (included in other assets at December 31, 2011)	$—

During the year ended December 31, 2012, the Company terminated one swap agreement with a total notional amount of $150.0 million. In conjunction with this transaction, $1.2 million was paid to the counterparty, which had been previously deposited as collateral. The Company also entered into three new cap agreements with an aggregate notional amount of $340.8 million and extended the maturity of five cap agreements with an aggregate notional amount of $100.8 million.

10.            Accrued Expenses

Accrued expenses consist of the following components as of December 31, (dollars in thousands):

	2012	2011
Salaries and wages	$71,567	$52,268
Insurance reserves	37,717	35,066
Vacation	24,697	23,565
Real estate taxes	22,178	22,690
Lease payable	8,915	9,017
Interest	7,644	7,782
Income taxes	2,469	1,919
Other	25,708	31,327
Total	$200,895	$183,634

11.      Facility Operating Leases

The Company has entered into sale leaseback and lease agreements with certain real estate investment trusts (REITs). Under these agreements communities are either sold to the REIT and leased back or a long-term lease agreement is entered into for the communities. The initial lease terms vary from 10 to 20 years and include renewal options ranging from 5 to 30 years.  The Company is responsible for all operating costs, including repairs, property taxes and insurance. The substantial majority of the Company's lease arrangements are structured as master leases. Under a master lease, numerous communities are leased through an indivisible lease.  The Company typically guarantees its performance and the lease payments under the master lease and the lease may include performance covenants, such as net worth, minimum capital expenditure requirements per community per annum and minimum lease coverage ratios.  Failure to comply with these covenants could result in an event of default.  Certain leases contain cure provisions generally requiring the posting of an additional lease security deposit if the required covenant is not met.

As of December 31, 2012 and 2011, the Company operated 329 and 350 communities, respectively, under long-term leases (275 operating leases and 54 capital and financing leases at December 31, 2012).  The remaining base lease terms vary from one year to 14 years and generally provide for renewal, extension and purchase options. The Company expects to renew, extend or exercise purchase options in the normal course of business; however, there can be no assurance that these rights will be exercised in the future.

One lease required posting of a lease security deposit in an interest bearing account at closing.  The lease security deposit will be released upon achieving certain lease coverage ratios.  The Company agreed to spend a minimum of $450 per unit per year on capital improvements of which the lessor will reduce the security deposit by the same amount up to $600 per unit, or $2.7 million per year. For the years ended December 31, 2012, 2011 and 2010, a release of $0.1 million, $2.6 million and $2.7 million, respectively, was received related to this lease security deposit.

A summary of facility lease expense and the impact of straight-line adjustment and amortization of deferred gains are as follows (dollars in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Cash basis payment	$281,729	$270,623	$264,727
Straight-line expense	6,668	8,608	10,521
Amortization of deferred gain	(4,372)	(4,373)	(4,343)
Facility lease expense	$284,025	$274,858	$270,905

12.      Self-Insurance

The Company obtains various insurance coverages from commercial carriers at stated amounts as defined in the applicable policy. Losses related to deductible amounts are accrued based on the Company's estimate of expected losses plus incurred but not reported claims. As of December 31, 2012 and 2011, the Company accrued $77.7 million and $72.8 million, respectively, for the self-insured portions of these programs, of which $40.0 million and $37.7 million is classified as long-term as of December 31, 2012 and 2011, respectively.

The Company has secured self-insured retention risk under workers' compensation and general liability and professional liability programs with cash and letters of credit.  Cash securing the programs aggregated $16.1 million and $17.3 million as of December 31, 2012 and 2011, respectively. Letters of credit securing the programs aggregated $40.7 million as of December 31, 2012 and 2011.

13.      Retirement Plans

The Company maintains a 401(k) Retirement Savings Plan for all employees that meet minimum employment criteria. The plan provides that the participants may defer eligible compensation on a pre-tax basis subject to certain Internal Revenue Code maximum amounts.  Effective January 1, 2010, the Company began making matching contributions in amounts equal to 12.5% of the employee's contribution to the plan, up to a maximum of 4.0% of contributed compensation and, effective January 1, 2011, the Company's matching contribution was raised to 25% of the employee's contribution to the plan subject to the same limit.  An additional matching contribution of 12.5%, subject to the same limit on contributed compensation, may be made at the discretion of the Company, based upon the Company's performance.  For the years ended December 31, 2012, 2011 and 2010, the Company's expense to the plan was $4.8 million, $3.1 million and $2.3 million, respectively.

14.      Related Party Transactions

Under the terms of the registration rights provisions of the Company's Stockholders Agreement, the Company is generally obligated to pay all fees and expenses incurred in connection with certain public offerings by affiliates of Fortress Investment Group LLC ("Fortress") (other than underwriting discounts, commissions and transfer taxes).  In connection with the Company's obligations thereunder, the Company incurred approximately $0.6 million of expenses in 2010 related to the public equity offerings of Company shares by Fortress affiliates.

15.      Stock-Based Compensation

The Company follows ASC 718 in accounting for its share-based payments. This guidance requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock awards. This cost is recognized as compensation expense ratably over the employee's requisite service period.  Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized when incurred.

For all awards with graded vesting other than awards with performance-based vesting conditions, the Company records compensation expense for the entire award on a straight-line basis (or, if applicable, on the accelerated method) over the requisite service period.  For graded-vesting awards with performance-based vesting conditions, total compensation expense is recognized over the requisite service period for each separately vesting tranche of the award as if the award is, in substance, multiple awards once the performance target is deemed probable of achievement.  Performance goals are evaluated quarterly.  If such goals are not ultimately met or it is not probable the goals will be achieved, no compensation expense is recognized and any previously recognized compensation expense is reversed.

The Company has issued restricted stock units to its Chief Executive Officer.  Under the terms of the award agreement, upon vesting, each restricted stock unit represents the right to receive one share of the Company's common stock.

The following table sets forth information about the Company's restricted stock awards (excluding restricted stock units) (amounts in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding on January 1, 2010	3,915	$14.62
Granted	1,341	$16.92
Vested	(1,423)	$16.90
Cancelled/forfeited	(293)	$15.93
Outstanding on December 31, 2010	3,540	$14.76
Granted	2,091	$16.20
Vested	(1,207)	$16.43
Cancelled/forfeited	(202)	$15.34
Outstanding on December 31, 2011	4,222	$14.93
Granted	1,592	$19.20
Vested	(1,435)	$14.28
Cancelled/forfeited	(427)	$15.62
Outstanding on December 31, 2012	3,952	$16.67

As of December 31, 2012, there was $44.2 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted.  That cost is expected to be recognized over a weighted-average period of 2.4 years and is based on grant date fair value, net of forfeiture estimates. The compensation cost reflects an initial estimated cumulative forfeiture rate from 0% to 10% over the requisite service period of the awards. That estimate is revised if subsequent information indicates that the actual number of awards expected to vest is likely to differ from previous estimates.

Current year grants of restricted shares under the Company's Omnibus Stock Incentive Plan were as follows (amounts in thousands except for value per share):

	Shares Granted	Value Per Share	Total Value
Three months ended March 31, 2012	1,286	$17.39 – $19.07	$24,524
Three months ended June 30, 2012	85	$18.72 − $19.55	$1,666
Three months ended September 30, 2012	128	$16.66 − $17.74	$2,135
Three months ended December 31, 2012	93	$23.31 − $23.99	$2,231

The Company has an employee stock purchase plan for all eligible employees.  The plan became effective on October 1, 2008.  Under the plan, eligible employees of the Company can purchase shares of the Company's common stock on a quarterly basis at a discounted price through accumulated payroll deductions.  Each eligible employee may elect to deduct up to 15% of his or her base pay each quarter.  Subject to certain limitations specified in the plan, on the last trading date of each calendar quarter, the amount deducted from each participant's pay over the course of the quarter will be used to purchase whole shares of the Company's common stock at a purchase price equal to 90% of the closing market price on the New York Stock Exchange on that date.  Initially, the Company reserved 1,000,000 shares of common stock for issuance under the plan.  The employee stock purchase plan also contains an "evergreen" provision that automatically increases the number of shares reserved for issuance under the plan by 200,000 shares on the first day of each calendar year beginning January 1, 2010.  The impact on the Company's current year consolidated financial statements is not material.

16.      Fair Value Measurements

The following table provides the Company's derivative assets and liabilities carried at fair value as measured on a recurring basis as of December 31, 2012 (dollars in thousands):

	Total Carrying Value at December 31, 2012	Quoted prices in active markets (Level 1)	Significant Other Observable inputs (Level 2)	Significant Unobservable inputs (Level 3)
Derivative assets	$495	$—	$495	$—
Derivative liabilities	(1,833)	—	(1,833)	—
	$(1,338)	$—	$(1,338)	$—

17.      Share Repurchase Program

On August 11, 2011, the Company's board of directors approved a share repurchase program that authorizes the Company to purchase up to $100.0 million in the aggregate of the Company's common stock.  Purchases may be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or by any combination of these methods, in accordance with applicable insider trading and other securities laws and regulations.  The size, scope and timing of any purchases will be based on business, market and other conditions and factors, including price, regulatory and contractual requirements or consents, and capital availability.  The repurchase program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended, modified or discontinued at any time at the Company's discretion without prior notice. Shares of stock repurchased under the program will be held as treasury shares.

Pursuant to this authorization, during the year ended December 31, 2011, the Company purchased 1,217,100 shares at a cost of approximately $17.6 million.  No shares were purchased pursuant to this authorization during the year ended December 31, 2012. As of December 30, 2012, approximately $82.4 million remains available under this share repurchase authorization.

18.      Income Taxes

The (provision) benefit for income taxes is comprised of the following (dollars in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Federal:
Current	$193	$631	$626
Deferred	347	(383)	33,865
Total Federal	540	248	34,491
State:
Current	(2,059)	(2,028)	(2,429)
Deferred (included in Federal above)	―	―	―
Total State	(2,059)	(2,028)	(2,429)
Total	$(1,519)	$(1,780)	$32,062

A reconciliation of the (provision) benefit for income taxes to the amount computed at the U.S. Federal statutory rate of 35% is as follows (dollars in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Tax benefit at U.S. statutory rate	$22,945	$23,545	$28,682
State taxes, net of federal income tax	1,258	1,373	1,699
Unrecognized tax benefits	193	630	626
Other, net	122	59	(124)
Credits	—	4,803	3,354
Valuation allowance	(24,138)	(30,489)	(137)
Officer's compensation	(922)	(760)	(2,197)
Meals and entertainment	(486)	(430)	(383)
Gain on acquisition	(266)	791	—
Return to provision	(225)	(1,302)	679
Stock compensation	—	—	(137)
Total	$(1,519)	$(1,780)	$32,062

Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows (dollars in thousands):

	2012	2011
Deferred income tax assets:
Operating loss carryforwards	$169,792	$174,433
Capital lease obligations	52,720	62,136
Prepaid revenue	55,386	51,726
Accrued expenses	50,602	40,422
Deferred lease liability	46,541	48,916
Tax credits	20,551	20,158
Deferred gain on sale leaseback	10,127	11,581
Fair value of interest rate swaps	522	152
Total gross deferred income tax asset	406,241	409,524
Valuation allowance	(65,269)	(40,820)
Net deferred income tax assets	340,972	368,704
Deferred income tax liabilities:
Property, plant and equipment	(415,354)	(454,985)
Other	(8,428)	(11,540)
Total gross deferred income tax liability	(423,782)	(466,525)
Net deferred tax liability	$(82,810)	$(97,821)

A reconciliation of the net deferred tax liability to the consolidated balance sheets at December 31 is as follows (dollars in thousands):

	2012	2011
Deferred tax asset – current	$13,377	$11,776
Deferred tax liability – noncurrent	(96,187)	(109,597)
Net deferred tax liability	$(82,810)	$(97,821)

As of December 31, 2012 and 2011, the Company had net federal operating loss carryforwards of approximately $454.6 million and $461.5 million, respectively, which are available to offset future taxable income through 2032.  The Company concluded that the additional benefits generated during 2012 and 2011 did not meet the more likely than not criteria for realization.  The conclusion was determined solely based on the reversal of current timing differences and did not consider future taxable income to be generated by the Company. Therefore, the Company has recorded a valuation allowance of $49.6 million against federal net operating losses at December 31, 2012.  The Company continues to maintain that the deferred tax assets recorded as of December 31, 2012, primarily related to net operating losses generated prior to December 31, 2010, are more likely than not to be realized based on the reversal of deferred tax liabilities recorded.

The Company has recorded valuation allowances of $7.2 million and $9.7 million at December 31, 2012 and 2011, respectively, against its state net operating losses, as the Company anticipates these losses will not be utilized prior to expiration.  The carryforward period for some states is considerably shorter than the period which is allowed for federal purposes.  The Company also recorded a valuation allowance against federal and state credits of $8.5 million and $8.1 million as of December 31, 2012 and 2011, respectively.  As of December 31, 2012 and 2011, the Company had $31.9 million and $26.9 million, respectively, included in its net operating loss carryforward relating to restricted stock grants. Under ASC 718-10, this loss will be recorded in additional paid-in capital in the period in which the loss is effectively used to reduce taxes payable.

The formation of BSL, reorganization of Alterra, and the acquisitions of ARC and SALI constitute ownership changes under Section 382 of the Internal Revenue Code, as amended. As a result, BSL's ability to utilize the net operating loss carryforward to offset future taxable income is subject to certain limitations and restrictions.  Furthermore, the Company had an ownership change under Section 382 in May 2010 which resulted in an additional annual limitation to the utilization of the net operating loss in an amount of $92 million.  The Company expects the net operating loss to be fully released before expiration and therefore does not anticipate a financial statement impact as a result of the limitation.

At December 31, 2012, the Company had gross tax affected unrecognized tax benefits of $1.2 million, which, if recognized, would result in an income tax benefit in accordance with ASC 805.  Interest and penalties related to these tax positions are classified as tax expense in the Company's financial statements.  Total interest and penalties reserved is $0.5 million at December 31, 2012.  Tax returns for years 2008 through 2011 are subject to future examination by tax authorities. In addition, certain tax returns are open from 2000 through 2007 to the extent of the net operating losses generated during those periods.  The Company does not expect that unrecognized tax benefits for tax positions taken with respect to 2011 and prior years will significantly change in 2013.

A reconciliation of the unrecognized tax benefits for the year 2012 is as follows (dollars in thousands):

Balance at January 1, 2012	$1,439
Additions for tax positions related to the current year	48
Additions for tax positions related to prior years	201
Reductions for tax positions related to prior years	(443)
Balance at December 31, 2012	$1,245

19.      Supplemental Disclosure of Cash Flow Information

(dollars in thousands)	For the Years Ended December 31,
	2012	2011	2010
Interest paid	$130,009	$125,047	$132,425
Income taxes paid	$2,658	$2,431	$2,223
Write-off of deferred financing costs	$744	$2,080	$2,878

Acquisitions of assets, net of related payables and cash received, net:
Cash and escrow deposits-restricted	$2,169	$—	$—
Prepaid expenses and other current assets	(2,817)	—	—

Property, plant and equipment and leasehold intangibles	257,772		80,514	52,900
Other intangible assets, net	9,575		4,244	7,963
Other assets, net	(7,327)		3,955	(2,870)
Accrued expenses	(573)		(31)	(45)
Other liabilities	3,601		—	—
Long-term debt and capital and financing lease obligations	10,123		—	—
Net	$272,523		$88,682	$57,948
Purchase of Horizon Bay Realty, L.L.C., net of cash acquired:
Property, plant and equipment and leasehold intangibles, net	$—		$8,132	$—
Cash and escrow deposits—restricted	—		10,702	—
Accounts receivable, net	—		2,479	—
Long-term debt, less current portion	—		(1,821)	—
Accrued expenses	—		(15,141)	—
Other liabilities	—		(6,347)	—
Common Stock	—		(1)	—
Additional paid-in-capital	—		(1,537)	—
Accumulated earnings	—		(1,982)	—
Net	$—		$(5,516)	$—
Reinvested income on marketable securities - restricted	$1,156		$$1,426	$—
Supplemental Schedule of Noncash Operating, Investing and Financing Activities:
Capital leases:
Property, plant and equipment and leasehold intangibles, net	$13,852	$	―	$5,791
Long-term debt	(13,852)		―	(5,791)
Net	$—		$—	$—

20.      Commitments and Contingencies

The Company has three operating lease agreements for 10,655, 74,593 and 117,609 square feet (unaudited) of corporate office space that extend through 2015, 2019 and 2024, respectively. The leases require the payment of base rent which escalates annually, plus operating expenses (as defined).  The Company incurred facility lease expense of $4.1 million, $3.7 million and $2.9 million for the years ended December 31, 2012, 2011 and 2010, respectively, under the corporate office leases.

The aggregate amounts of all future minimum operating lease payments, including community and office leases, as of December 31, 2012, are as follows (dollars in thousands):

Year Ending December 31,	Operating Leases
2013	$277,684
2014	268,164
2015	259,624
2016	256,463
2017	232,445
Thereafter	684,536
Total	$1,978,916

The Company has employment or letter agreements with certain officers of the Company that grant these employees the right to receive their base salary and continuation of certain benefits, for a defined period of time, in the event of certain terminations of the officers' employment, as described in those agreements.

21.      Litigation

The Company has been and is currently involved in litigation and claims incidental to the conduct of its business which are comparable to other companies in the senior living industry. Certain claims and lawsuits allege large damage amounts and may require significant costs to defend and resolve. Similarly, the senior living industry is continuously subject to scrutiny by governmental regulators, which could result in litigation related to regulatory compliance matters. As a result, the Company maintains general liability and professional liability insurance policies in amounts and with coverage and deductibles the Company believes are adequate, based on the nature and risks of its business, historical experience and industry standards.  The Company's current policies provide for deductibles for each claim.  Accordingly, the Company is, in effect, self-insured for claims that are less than the deductible amounts.

22.      Segment Information

Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses; for which separate financial information is available; and whose operating results are regularly reviewed by the chief operating decision maker to assess the performance of the individual segment and make decisions about resources to be allocated to the segment.

During the year ended December 31, 2012, the Company changed the composition of its operating segments from four reportable segments to six reportable segments.  This change was made to align operating segments with the basis that the chief operating decision maker uses to review financial information to make operating decisions, assess performance, develop strategy and allocate capital resources.  All prior period disclosures below have been recast to present results on a comparable basis.

Retirement Centers.  The Company's Retirement Centers segment includes owned or leased communities that are primarily designed for middle to upper income senior citizens age 75 and older who desire an upscale residential environment providing the highest quality of service.  The majority of the Company's retirement center communities consist of both independent living and assisted living units in a single community, which allows residents to "age-in-place" by providing them with a continuum of senior independent and assisted living services.

Assisted Living.  The Company's Assisted Living segment includes owned or leased communities that offer housing and 24-hour assistance with activities of daily life to mid-acuity frail and elderly residents.  Assisted living communities include both freestanding, multi-story communities and freestanding single story communities.  The Company also operates memory care communities, which are freestanding assisted living communities specially designed for residents with Alzheimer's disease and other dementias.

CCRCs - Rental.  The Company's CCRCs - Rental segment includes large owned or leased communities that offer a variety of living arrangements and services to accommodate all levels of physical ability and health.  Most of the Company's CCRCs have independent living, assisted living and skilled nursing available on one campus or within the immediate market, and some also include memory care/Alzheimer's units.

CCRCs - Entry Fee.  The communities in the Company's CCRCs - Entry Fee segment are similar to those in the Company's CCRCs - Rental segment but allow for residents in the independent living apartment units to pay a one-time upfront entrance fee, which is partially refundable in certain circumstances.  The amount of the entrance fee varies depending upon the type and size of the dwelling unit, the type of contract plan selected, whether the contract contains a lifecare benefit for the resident, the amount and timing of refund, and other variables.  In addition to the initial entrance fee, residents under all entrance fee agreements also pay a monthly service fee, which entitles them to the use of certain amenities and services.  Since entrance fees are received upon initial occupancy, the monthly fees are generally less than fees at a comparable rental community.

ISC.  The Company's ISC segment includes the outpatient therapy, home health and hospice services provided to residents of many of the Company's communities, to other senior living communities that the Company does not own or operate and to seniors living outside of the Company's communities.  The ISC segment does not include the therapy services provided in the Company's skilled nursing units, which are included in the Company's CCRCs - Rental and CCRCs - Entry Fee segments.

Management Services.  The Company's management services segment includes communities operated by the Company pursuant to management agreements.  In some of the cases, the controlling financial interest in the community is held by third parties and, in other cases, the community is owned in a joint venture structure in which the Company has an ownership interest.  Under the management agreements for these communities, the Company receives management fees as well as reimbursed expenses, which represent the reimbursement of expenses it incurs on behalf of the owners.

The accounting policies of the Company's reportable segments are the same as those described in the summary of significant accounting policies.

The following table sets forth selected segment financial and operating data (dollars in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Revenue(1):
Retirement Centers	$503,902	$473,842	$463,260
Assisted Living	1,013,337	964,585	945,469
CCRCs - Rental	385,479	364,095	339,920
CCRCs - Entry Fee	285,701	282,020	267,441
ISC	224,517	205,780	189,968
Management Services(2)	355,802	166,161	72,862
	$2,768,738	$2,456,483	$2,278,920
Segment Operating Income(3):
Retirement Centers	$205,585	$198,439	$196,647
Assisted Living	361,184	339,928	331,220
CCRCs - Rental	106,063	116,849	108,929
CCRCs - Entry Fee	61,405	68,550	64,470
ISC	47,780	57,985	66,862
Management Services	30,786	13,595	5,591
	812,803	795,346	773,719

General and administrative (including non-cash stock-based compensation expense)	178,829	148,327	131,709
Facility lease expense	284,025	274,858	270,905
Depreciation and amortization:
Retirement Centers	61,060	60,275	60,869
Assisted Living	81,801	82,843	93,066
CCRCs - Rental	31,205	30,776	30,655
CCRCs - Entry Fee	52,840	54,794	56,006
ISC	2,220	1,699	1,169

Corporate and Management Services	23,155	38,119	50,576
Gain on sale of communities, net	—	—	(3,298)
Asset impairment	27,677	16,892	13,075
Loss (gain) on acquisition	636	(1,982)	―
(Gain) loss on facility lease termination	(11,584)	—	4,608
Income from operations	$80,939	$88,745	$64,379

Total interest income:
Retirement Centers	$184	$311	$19
Assisted Living	9	18	17
CCRCs - Rental	28	35	29
CCRCs - Entry Fee	3,378	2,263	941
ISC	—	—	—
Corporate and Management Services	413	911	1,232
	$4,012	$3,538	$2,238
Total interest expense:
Retirement Centers	$29,025	$28,444	$33,298
Assisted Living	57,634	58,453	65,086
CCRCs - Rental	17,336	15,324	15,433
CCRCs - Entry Fee	13,792	20,316	23,867
ISC	—	—	—
Corporate and Management Services	28,996	19,641	8,038
	$146,783	$142,178	$145,722

Total expenditures for property, plant and equipment, and leasehold intangibles:
Retirement Centers	$58,876	$45,891	$22,760
Assisted Living	68,675	43,955	24,687
CCRCs - Rental	21,916	20,615	12,077
CCRCs - Entry Fee	24,890	16,255	16,314
ISC	6,037	2,715	4,260
Corporate and Management Services	28,018	30,700	13,583
	$208,412	$160,131	$93,681

	As of December 31,
	2012	2011	2010
Total assets:
Retirement Centers	$1,256,497	$1,047,388	$1,080,410
Assisted Living	1,438,934	1,451,612	1,448,029
CCRCs - Rental	534,220	518,993	529,428
CCRCs - Entry Fee	951,584	1,021,938	1,096,714
ISC	90,357	78,137	67,845
Corporate and Management Services	394,386	347,993	308,044
	$4,665,978	$4,466,061	$4,530,470

(1)	All revenue is earned from external third parties in the United States.

(2)	Management services segment revenue includes reimbursements for which the Company is the primary obligor of costs incurred on behalf of managed communities.

(3)	Segment operating income is defined as segment revenues less segment operating expenses (excluding depreciation and amortization).

23.      Quarterly Results of Operations (Unaudited)

The following is a summary of quarterly results of operations for each of the fiscal quarters in 2012 and 2011 (in thousands, except per share amounts):

	For the Quarters Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Revenues	$682,708	$690,473	$696,145	$699,412
Income from operations(1)	26,523	18,528	24,269	11,619
Loss before income taxes	(9,614)	(18,133)	(11,469)	(25,732)
Net loss	(10,544)	(19,015)	(12,216)	(24,692)
Weighted average basic and diluted loss per share	$(0.09)	$(0.16)	$(0.10)	$(0.20)
Weighted average shares used in computing basic and diluted loss per share	121,145	121,708	122,493	122,608

	For the Quarters Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Revenues	$586,557	$582,936	$615,365	$671,625
Income from operations(1)	11,637	28,500	29,142	19,466
Loss before income taxes	(23,822)	(21,594)	(6,886)	(14,968)
Net loss	(12,526)	(34,181)	(7,257)	(15,086)
Weighted average basic and diluted loss per share	$(0.10)	$(0.28)	$(0.06)	$(0.12)
Weighted average shares used in computing basic and diluted loss per share	120,792	121,280	121,616	120,951

(1)	Fourth quarter 2012 and 2011 results include non-cash impairment charges of $19.3 million and $2.0 million, respectively. Second quarter 2012 results include non-cash impairment charges of $7.2 million. First quarter 2012 and 2011 results include non-cash impairment charges of $1.1 million and $14.8 million, respectively.

24.      Cumulative Effect Adjustment

In July 2012, the FASB issued ASU 2012-01, Continuing Care Retirement Communities — Refundable Advance Fees ("ASU 2012-01").  ASU 2012-01 amends the situations in which recognition of deferred revenue for refundable advance fees is appropriate.  Under this amendment, refundable advance fees that are contingent upon reoccupancy by a subsequent resident but are not limited to the proceeds of reoccupancy should be accounted for and reported as a liability.  The guidance in ASU 2012-01 is effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2012.  The Company adopted the provisions of this update as of January 1, 2013 and incorporated the provisions of this update to its consolidated financial statements through retrospective application to all periods presented and a cumulative effect adjustment to the Company's accumulated deficit as of January 1, 2010.

The effect of this change in accounting was not material to the consolidated results of operations or financial position for any period, including the years ending December 31, 2012, 2011 and 2010, and did not impact cash flows from operations in any period.  The Company increased its accumulated deficit by $3.0 million as of January 1, 2010 to reflect the net cumulative effect of the adoption of ASU 2012-01.

The financial statements included in this filing have been revised to reflect this change in accounting, the effects of which have been summarized below (dollars in thousands):

	As of and for the Year Ended December 31, 2012
	As Reported	Adjustment	As Adjusted
Consolidated Balance Sheets
Refundable entrance fees and deferred revenue	$361,360	$9,395	$370,755
Deferred tax liability	99,851	(3,664)	96,187
Accumulated deficit	(949,696)	(5,731)	(955,427)

Consolidated Statements of Operations
Resident fees	$2,414,283	$(1,347)	$2,412,936
Total revenue	2,770,085	(1,347)	2,768,738
Loss before income taxes	(63,601)	(1,347)	(64,948)
Provision for income taxes	(2,044)	525	(1,519)
Net loss	(65,645)	(822)	(66,467)
Basic and diluted net loss per share	(0.54)	—	(0.54)

Consolidated Statements of Cash Flows
Net loss	$(65,645)	$(822)	$(66,467)
Amortization of entrance fees	(26,709)	1,347	(25,362)
Deferred income tax benefit	—	(525)	(525)

	As of and for the Year Ended December 31, 2011
	As Reported	Adjustment	As Adjusted
Consolidated Balance Sheets
Refundable entrance fees and deferred revenue	$327,808	$8,048	$335,856
Deferred tax liability	112,736	(3,139)	109,597
Accumulated deficit	(884,051)	(4,909)	(888,960)

Consolidated Statements of Operations
Resident fees	$2,291,757	$(1,435)	$2,290,322
Total revenue	2,457,918	(1,435)	2,456,483
Loss before income taxes	(65,835)	(1,435)	(67,270)
Provision for income taxes	(2,340)	560	(1,780)
Net loss	(68,175)	(875)	(69,050)
Basic and diluted net loss per share	(0.56)	(0.01)	(0.57)

Consolidated Statements of Cash Flows
Net loss	$(68,175)	$(875)	$(69,050)
Amortization of entrance fees	(25,401)	1,435	(23,966)
Deferred income tax provision	943	(560)	383

	Year Ended December 31, 2010
	As Reported	Adjustment	As Adjusted
Consolidated Statements of Operations
Resident fees	$2,207,673	$(1,615)	$2,206,058
Total revenue	2,280,535	(1,615)	2,278,920
Loss before income taxes	(80,333)	(1,615)	(81,948)
Benefit for income taxes	31,432	630	32,062
Net loss	(48,901)	(985)	(49,886)
Basic and diluted net loss per share	(0.41)	(0.01)	(0.42)

Consolidated Statements of Cash Flows
Net loss	$(48,901)	$(985)	$(49,886)
Amortization of entrance fees	(24,397)	1,615	(22,782)
Deferred income tax benefit	(33,295)	(630)	(33,925)

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
December 31, 2012
(In thousands)

		Additions
Description	Balance at beginning of period	Charged to costs and expenses			Charged to other accounts		Deductions		Balance at end of period

Allowance for Doubtful Accounts:
Year ended December 31, 2010	$13,907		$13,816		$179		$(13,438)		$14,464
Year ended December 31, 2011	$14,464		$16,796		$1,817		$(16,105)		$16,972
Year ended December 31, 2012	$16,972		$15,683		$660		$(18,053)		$15,262

Deferred Tax Valuation Allowance: Account:
Year ended December 31, 2010	$10,708	$	―		$137	(1)	$—		$10,845
Year ended December 31, 2011	$10,845		$29,348	(2)	$1,141	(3)	$(514	)(4)	$40,820
Year ended December 31, 2012	$40,820		$26,989	(5)	$(2,540	)(6)	$—		$65,269

(1)	Adjustment to valuation allowance for state net operating losses of $137.
(2)	Adjustment to valuation allowance for federal net operating losses and federal credits of $22,940 and $6,408, respectively.
(3)	Adjustment to valuation allowance for state net operating losses of $1,141.
(4)	Adjustment to valuation allowance for state credits of $514.
(5)	Adjustment to valuation allowance for federal net operating losses and federal credits of $26,589, and $400, respectively.
(6)	Adjustment to valuation allowance for state net operating losses of $(2,540).

See accompanying report of independent registered public accounting firm